Exhibit 10.10

                                TRIBUNE COMPANY

                          EMPLOYEE STOCK PURCHASE PLAN

                     (As Amended and Restated July 27, 1999)

The purpose of the Tribune Company Amended and Restated Employee Stock Purchase Plan (the "Plan") is to enable employees of Tribune Company and its qualified subsidiaries to purchase shares of the Common Stock (without par value) of Tribune Company ("Common Stock") at a discount through payroll withholding. The Plan was amended and restated effective July 27, 1999.

1. Shares Subject to Plan. An aggregate of 8,000,000* shares of Common Stock (the "Shares") may be sold pursuant to the Plan. Such Shares may be authorized but unissued Common Stock or authorized and issued Common Stock acquired by Tribune Company for the purposes of the Plan or held in Tribune Company's Treasury. Shares that are subject to rights granted under the Plan which expire or terminate unexercised shall again be available for sale under the Plan. If there is any change in the outstanding shares of Common Stock by reason of a stock dividend or distribution, stock split-up, recapitalization, combination or exchange of shares, or by reason of any merger, consolidation or other corporate reorganization in which Tribune Company is the surviving corporation, the number of Shares available for sale shall be equitably adjusted by the Committee appointed to administer the Plan to give proper effect to such change.

2. Administration. The Plan shall be administered by a Committee consisting of at least three members of the Board of Directors of Tribune Company. Each member of the Committee shall be a "nonemployee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor to such Rule) as now or hereafter amended. For as long as it continues to meet this requirement, the Governance and Compensation Committee of the Board of Directors of Tribune Company shall serve as the Committee. The Committee shall have the authority to make rules and regulations governing the administration of the Plan, and any interpretation or decision made by the Committee regarding the administration of the Plan shall be final and conclusive.

3. Eligibility. All regular employees of Tribune Company, and of each qualified subsidiary of Tribune Company which may be designated by Tribune Company's Board of Directors, other than:

         (a) employees whose customary employment is 20 hours or less per week, and

         (b) employees whose customary employment is for not more than 5 months per year shall be eligible to participate in the Plan. For the purposes of this Plan, the term "qualified subsidiary" means any subsidiary, more than 50% of the total combined voting power of all classes of stock in which is now owned or hereafter acquired by Tribune Company or any such

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* Number of Shares available has been adjusted to reflect 2 for 1 stock split in
  January, 1997.

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qualified subsidiary. The term "subsidiary" means any corporation, 50% or more of the total combined voting power of all classes of stock in which is now owned or hereafter acquired by Tribune Company or any such subsidiary.

4. Participation. An eligible employee may elect to participate in the Plan as of any "Enrollment Date". Enrollment Dates shall occur on the first day of each payroll period immediately following an employee's election to participate in the Plan. Any such election shall be made by completing and forwarding a payroll deduction authorization form to the employee's appropriate payroll location authorizing payroll deductions up to, but not exceeding, 15% of the employee's regular rate of cash compensation. A participating employee may increase or decrease his payroll deductions by completing and forwarding a revised payroll deduction authorization form to his or her appropriate payroll location; provided, that changes in payroll deductions shall not be permitted to the extent that they would result in total payroll deductions exceeding 15% of the employee's regular rate of cash compensation for the payroll period immediately preceding the date as of which the change takes effect.

5. Payroll Deduction Accounts. Tribune Company shall establish a payroll deduction account for each participating employee, and shall credit all payroll deductions made on behalf of each employee pursuant to paragraph 4 to his or her payroll deduction account. No interest shall be credited to any payroll deduction account.

6. Withdrawals. An employee may withdraw from an offering at any time by completing and forwarding a written notice to the employee's appropriate payroll location. Upon receipt of such notice, payroll deductions on behalf of the employee shall be discontinued commencing with the immediately following payroll period, and such employee may not again be eligible to participate in the Plan until the next Enrollment Date. Amounts credited to the payroll deduction account of any employee who withdraws shall remain in the account and be used to purchase Shares in accordance with paragraph 8 hereof, subject to the limitations in paragraph 7 hereof.

7. Offerings. The third Wednesday of each calendar month prior to the termination of the Plan shall constitute the purchase dates (the "Purchase Dates") on which each employee for whom a payroll deduction account has been maintained shall purchase the number of Shares determined under paragraph 8(a). Notwithstanding the foregoing, Tribune Company shall not permit the exercise of any right to purchase Shares:

(a) to an employee who, immediately after the right is granted, would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of Tribune Company or any subsidiary; or

(b) which would permit an employee's rights to purchase stock under this Plan, or under any other qualified employee stock purchase plan maintained by Tribune Company or any subsidiary, to accrue at a rate in excess of $25,000 of the fair market value of such stock (determined at the time such rights are granted) for each

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     calendar year for which the right is outstanding at any time.

For the purposes of subparagraph (a), the provisions of Section 425(d) of the Internal Revenue Code shall apply in determining the stock ownership of an employee, and the stock which an employee may purchase under outstanding rights or options shall be treated as stock owned by the employee.

8. Purchase of Shares. (a) Subject to the limitations set forth in paragraph 7, each employee participating in an offering shall have the right to purchase as many whole Shares (plus any fractional interest in a Share) as may be purchased with the amounts credited to his or her payroll deduction account as of the payroll date coinciding with or immediately preceding the second Wednesday of the month in which occurs the applicable Purchase Date
(the "Cutoff Date"). Employees may purchase Shares only through payroll deductions, and cash contributions shall not be permitted.

         (b) The Purchase Price for each Share shall be 85% of the closing price of one share of Common Stock as reported on the New York Stock Exchange Composite Transactions list for the applicable Purchase Date. If no sales of Common Stock were reported on that date, the Purchase Price shall be the closing price of one share of Common Stock reported for the last preceding date on which sales of Common Stock were so reported.

         (c) On each Purchase Date, the amount credited to each participating employee's payroll deduction account as of the immediately preceding Cutoff Date shall be applied to purchase as many whole Shares (plus any fractional interest in a Share) as may be purchased with such amount at the applicable Purchase Price. Any amounts remaining in an employee's payroll deduction account as of the relevant Cutoff Date in excess of the amount that may properly be applied to the purchase of Shares shall be refunded to the employee as soon as practicable.

9. Brokerage Accounts or Plan Share Accounts. By enrolling in the Plan, each participating employee shall be deemed to have authorized the establishment of a brokerage account on his or her behalf at a securities brokerage firm selected by the Committee. Alternatively, the Committee may provide for Plan share accounts for each participating employee to be established by Tribune Company or by an outside entity selected by the Committee which is not a brokerage firm. Shares purchased by an employee pursuant to the Plan shall be held in the employee's brokerage or Plan share account in his or her name, or if the employee so indicates on his or her payroll deduction authorization form, in the employee's name jointly with a member of the employee's family, with right of survivorship. An employee who is a resident of a jurisdiction which does not recognize such a joint tenancy may request that such Shares be held in his or her name as tenant in common with a member of the employee's family, without right of survivorship. A participating employee may take part in any dividend reinvestment program offered by the brokerage firm or, if the stock is held in a Plan share account, in the Company's dividend reinvestment plan.

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10. Rights as Stockholder. An employee shall have no rights as a stockholder with respect to Shares subject to any rights granted under this Plan until payment for such Shares has been completed at the close of business on the relevant Purchase Date. An employee shall have no right to vote any fractional interest in a Share credited to his account.

11. Certificates. Certificates for whole Shares purchased shall be issued as soon as practicable following an employee's written request. Tribune Company may make a reasonable charge for the issuance of such certificates. Fractional interests in Shares shall be carried forward in an employee's brokerage or Plan share account until they equal one whole Share or until the termination of the employee's participation in the Plan, in which event an amount in cash equal to the value of such fractional interest shall be paid to the employee in cash.

12. Termination of Employment. If a participating employee's employment is terminated for any reason, including death, if an employee is granted a leave of absence of more than 90 days duration or if an employee otherwise ceases to be eligible to participate in the Plan, payroll deductions on behalf of the employee shall be discontinued and any amounts then credited to the employee's payroll deduction account shall remain in the account and be used to purchase Shares in accordance with paragraph 8 hereof, subject to the limitations in paragraph 7 hereof.

13. Rights Not Transferable. Rights granted under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during an employee's lifetime only by the employee.

14. Employment Rights. Neither participation in the Plan, nor the exercise of any right granted under the Plan, shall be made a condition of employment, or of continued employment, with Tribune Company or any subsidiary.

15. Application of Funds. All funds received by Tribune Company pursuant to this Plan may be used for any corporate purpose.

16. Amendments. The Board of Directors may at any time, and from time to time, amend this Plan in any respect, except that no amendment:

         (a) increasing the number of Shares available for sale under this Plan (other than as permitted by paragraph 1);

         (b) changing the classification of employees eligible to participate in the Plan or the definitions of "subsidiary" or "qualified subsidiary"; or

         (c) materially changing the method for determining the Purchase Price of Shares;

shall be made without the affirmative vote of stockholders holding at least a majority of the voting power of all shares of Tribune Company represented in person or by proxy at a duly held stockholders' meeting.

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17. Termination.  This Plan, and all rights of employees under any offering hereunder, shall terminate upon the first to occur of:

         (a)      June 30, 2002;

         (b) the date on which the Committee determines that the total number of Shares then available for sale under the Plan is not sufficient to meet all unfilled purchase requirements; or

         (c) the date on which the Plan is terminated by the Board of Directors of Tribune Company.

Upon termination of the Plan, all payroll deductions shall cease and all amounts then credited to the participating employees' payroll deduction accounts shall be equitably applied to the purchase of whole Shares then available for sale, and any remaining amounts shall be promptly refunded to the participating employees.

18. Applicable Laws. This Plan, and all rights granted hereunder, are intended to meet the requirements of an "employee stock purchase plan" under Section 423 of the Internal Revenue Code, as from time to time amended, and the Plan shall be construed and interpreted to accomplish this intent. Sales of Shares under the Plan are subject to, and shall be accomplished only in accordance with, the requirements of all applicable securities and other laws.

19. Expenses. Except to the extent provided in paragraph 11, all expenses of administering the Plan, including expenses incurred in connection with the purchase of Shares for sale to participating employees, shall be borne by Tribune Company and its subsidiaries.

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